UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                 SCHEDULE 13G/A

                                    Under the
                         Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           First Avenue Networks, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    31865X106

                                 (CUSIP Number)

                                January 28, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 13 Pages

CUSIP No. 31865X106                     13G/A                Page 2 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Carpathia Master Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    1,895,659
OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A                Page 3 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    1,895,659

OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             BD
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A                Page 4 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    1,895,659

OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A                Page 5 of 13 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,895,659

OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IA
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A                Page 6 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,895,659

OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A                Page 7 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,895,659

OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A                Page 8 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,895,659

OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A                Page 9 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,895,659

OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A               Page 10 of 13 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
--------------------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,895,659

OWNED BY
--------------------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
--------------------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,895,659
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,895,659
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.87%
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G/A               Page 11 of 13 Pages


         This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G which was filed on December 18, 2003 (the "Schedule 13G") with respect to shares of common stock, par value $0.001 per share (the "Common Stock") of First Avenue Networks, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

         This Amendment amends and restates item 4 in its entirety as set forth below.

Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

              As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 1,453,105 shares of Common Stock and warrants to purchase 208,333 shares of Common Stock owned by RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia"), (ii) 46,721 shares of Common Stock owned by SPhinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company (the "Fund") and (iii) 187,500 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

              Note: The Fund is an index fund which invests in various securities. SPhinX is managed by Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius"). Ramius is the investment advisor of SPhinX and Carpathia and has the power to direct some of the affairs of SPhinX and Carpathia, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Securities is a broker dealer affiliated with Ramius. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the Managing Member of Ramius and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas
W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the Managing Members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.

         (b)  Percent of class:

              Approximately 8.87% as of the date of this filing. (Based on the Common Stock and Warrant Purchase Agreement, dated January 28, 2004, by and between the Company, Carpathia and the other investors a party thereto (Exhibit
10.1 to the Company's Current Report on Form 8-K filed January 29, 2004 (the "Form 8-K")) (the "Purchase Agreement") there were 20,049,745 shares of Common Stock outstanding prior to consummation of the transactions contemplated by the Purchase Agreement. In addition, (i) as indicated in the Form 8-K, on January 29, 2004, the Company announced that it closed an offering of 1,111,111 shares of Common Stock pursuant to the terms of the Purchase Agreement and (ii) Carpathia holds the warrants to purchase 208,333 shares of Common Stock referred to in Item 4(a) above.)

         (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote:

CUSIP No. 31865X106                     13G/A               Page 12 of 13 Pages


             (ii) Shared power to vote or to direct the vote

                  1,895,659 shares of Common Stock.

            (iii) Sole power to dispose or to direct the disposition of

                  0

             (iv) Shared power to dispose or to direct the disposition of

                  1,895,659 shares of Common Stock.

CUSIP No. 31865X106                     13G/A               Page 13 of 13 Pages


                                   SIGNATURES

              After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 6, 2004

RCG CARPATHIA MASTER FUND, LTD.               SPhinX Distressed (RCG Carpathia),
                                              Segregated Portfolio
By: Ramius Capital Group, LLC,
    its Investment Manager                    By: Ramius Capital Group, LLC, its
                                              portfolio manager


By: /s/ Morgan B. Stark                       By: /s/ Morgan B. Stark
    -------------------------------               -----------------------------
    Name:  Morgan B. Stark                        Name:  Morgan B. Stark
    Title: Managing Member                        Title: Managing Member


RAMIUS SECURITIES, L.L.C.                     RAMIUS CAPITAL GROUP, LLC
By: Morgan B. Stark,                          By: C4S & Co., L.L.C.,
as Authorized Person                          as Managing Member
                                              By: Morgan B. Stark,
                                              as Managing Member

/s/ Morgan B. Stark                           /s/ Morgan B. Stark
-----------------------------------           ---------------------------------

C4S & CO., L.L.C.                             MORGAN B. STARK
By:  Morgan B. Stark,
as Managing Member


/s/ Morgan B. Stark                           /s/ Morgan B. Stark
-----------------------------------           ---------------------------------


PETER A. COHEN                                THOMAS W. STRAUSS


/s/ Peter A. Cohen                            /s/ Thomas W. Strauss
-----------------------------------           ---------------------------------


JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
----------------------------------